SERVICING AGREEMENT

Dated as of October 30, 2013

by and among

GE EQUIPMENT TRANSPORTATION LLC, SERIES 2013-2

as the Issuer

GE TF TRUST

as the Titling Trust

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as the Servicer

Servicing Agreement

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Table of Contents

(continued)

Annex A	Definitions and Interpretation

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This SERVICING AGREEMENT, dated as of October 30, 2013 (this “Agreement” or “Servicing Agreement”), by and among GE EQUIPMENT TRANSPORTATION LLC, SERIES 2013-2, a Delaware limited liability company organized under the laws of the State of Delaware (the “Issuer”), GE TF TRUST, a Delaware statutory trust and GENERAL ELECTRIC CAPITAL CORPORATION (“GE Capital”), in its capacity as the servicer hereunder (the “Servicer”).

In consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Section 1 of Annex A to this Agreement.

Section 1.2. Other Interpretive Matters. For purposes of this Agreement, the other interpretive matters set forth in Section 2 of Annex A hereto shall govern. All exhibits, schedules, and other attachments hereto, or expressly identified hereto are incorporated herein by reference and, taken together with this Agreement, shall constitute but a single agreement.

Section 1.3. Supplement to the Titling Trust Servicing Agreement.

(a)          Pursuant to Section 4.2 of the Titling Trust Servicing Agreement, the Titling Trust and GE Capital, as the servicer thereunder, with the consent of the Issuer, as the holder of the Series 2013-2 SUBI Certificate, hereby (i) amend the Titling Trust Servicing Agreement to appoint GE Capital as the Servicer with respect to the Leases included in the Series 2013-2 SUBI and the related Equipment, to serve in accordance with, and subject to, the terms of this Agreement until the termination of its responsibilities pursuant to Sections 5.1 or 6.1 and (ii) terminate the Titling Trust Servicing Agreement insofar as it applies to the Leases and the related Equipment. This Agreement shall constitute a “SUBI Servicing Agreement Supplement” under the Titling Trust Servicing Agreement with respect to the Series 2013-2 SUBI.

(b)          The Servicer’s compensation for servicing the assets included in the Series 2013-2 SUBI is included in the Servicing Fee to which the Servicer is entitled pursuant to Section 2.5(a).

(c)          The Servicer shall account to the SUBI Trustee and the Issuer with respect to the Series 2013-2 SUBI separately from the UTI or any Other SUBI. Each party hereto acknowledges and agrees (and each holder or pledgee of the Series 2013-2 SUBI Certificate, by virtue of its acceptance of the Series 2013-2 SUBI Certificate or pledge thereof acknowledges and agrees) that (i) the Series 2013-2 SUBI is a separate series of the Titling Trust as provided in Section 3806(b)(2) of Chapter 38 of Title 12 of the Delaware Code, 12 Del. Code § 3801 et seq., (ii)(1) the debts, liabilities, obligations and

Servicing Agreement

expenses incurred, contracted for or otherwise existing with respect to the Series 2013-2 SUBI shall be enforceable against the Leases only and not against any Other SUBI or the UTI and (2) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to any Other SUBI or the UTI shall be enforceable against such Other SUBI or the UTI only, as applicable, and not against the Series 2013-2 SUBI or any of the SUBI Assets, (iii) except to the extent required by law, assets included in the UTI or any Other SUBI shall not be subject to the claims, debts, liabilities, expenses or obligations arising from or with respect to the Series 2013-2 SUBI, in respect of such claim, (iv)(1) no creditor or holder of a claim relating to the Series 2013-2 SUBI or any of the assets included therein shall be entitled to maintain any action against or recover any assets allocated to the UTI or any Other SUBI, and (2) no creditor or holder of a claim relating to the UTI any Other SUBI or, in each case, any assets allocated therein, shall be entitled to maintain any action against or recover any assets allocated to the Series 2013-2 SUBI, and (v) any purchaser, assignee or pledgee of an interest in the Series 2013-2 SUBI or, the Series 2013-2 SUBI Certificate, must, prior to or contemporaneously with the grant of any such assignment, pledge or security interest, (1) give to Titling Trust a non-petition covenant substantially similar to that set forth in Section 6.9 of the Titling Trust Agreement, and (2) execute an agreement for the benefit of each holder, assignee or pledgee from time to time of the UTI or UTI certificate and any Other SUBI or Other SUBI certificate to release all claims to the assets of the Titling Trust allocated to the UTI and each Other SUBI and, in the event that such release is not given effect, to fully subordinate all claims it may be deemed to have against the assets of the Titling Trust allocated to the UTI and each Other SUBI.

(d)          For purposes of determining the Servicer’s obligations with respect to the servicing of the Series 2013-2 SUBI under this Agreement, the following terms in the Titling Trust Servicing Agreement shall be deemed to refer more specifically to, or have the following meanings, as applicable:

(i)          “End User” shall mean, with respect to any Lease, the related Obligor;

(ii)         “Leased Vehicle” shall mean, with respect to any Lease, the related Equipment;

(iii)        “SUBI” shall be deemed to refer more specifically to the Series 2013-2 SUBI;

(iv)        “SUBI Assets” shall be deemed to refer more specifically to the Leases, the related Equipment and the other related assets included in the Series 2013-2 SUBI;

(v)         “SUBI Portfolio” shall mean SUBI;

(vi)        “SUBI Supplement” shall be deemed to refer more specifically to the Series 2013-2 Supplement;

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(vii)       “SUBI Trustee” shall be Wilmington Trust Company, a Delaware trust company, as SUBI Trustee with respect to the Series 2013-2 SUBI; and

(viii)      “UTI Portfolio” shall mean UTI.

ARTICLE II

APPOINTMENT OF THE SERVICER; CERTAIN DUTIES

AND RESPONSIBILITIES OF THE SERVICER.

Section 2.1. Appointment of the Servicer. The Issuer hereby appoints the Servicer as its agent to service and manage the Receivable Assets other than SUBI Assets and enforce its rights and interests in and under such Receivable Assets and to serve in such capacity until the termination of its responsibilities pursuant to Sections 5.1 or 6.1. In connection therewith and with the Servicer’s appointment as the Servicer with respect to the SUBI Assets pursuant to Section 1.3, the Servicer hereby accepts such appointments and agrees to perform the duties and obligations set forth in this Agreement. The Servicer may, upon giving prior written notice to the Issuer, delegate any duties to any Person, or subcontract with a Sub-Servicer, for the collection, management, servicing or administration of the Receivable Assets; provided, that (a) the Servicer shall remain liable for the performance of the duties and obligations of any delegate or any Sub-Servicer pursuant to the terms hereof and (b) any Sub-Servicing Agreement that may be entered into and any other transactions or services relating to the Receivable Assets involving a Sub-Servicer shall be deemed to be between any Sub-Servicer and the Servicer alone, and the Issuer shall not be deemed party thereto and shall have no obligations, duties or liabilities with respect to any such Sub-Servicer.

Section 2.2. Duties and Responsibilities of the Servicer. Subject to the provisions of this Agreement, the Servicer shall conduct the servicing, management, administration and collection of the Receivable Assets and shall take, or cause to be taken, all actions that (a) may be necessary or advisable to service, manage, administer and collect the Receivable Assets from time to time, (b) the Servicer would take if such Receivable Assets were owned by the Servicer, and (c) are consistent with the Credit and Collection Policies. The Servicer shall also perform on behalf of, and as directed by, the Issuer (i) all of the Issuer’s obligations under the Indenture other than any obligations to pay money and any obligations to be performed by the Administrator under the Administration Agreement and (ii) any action that the Issuer may request the Servicer to take on the Issuer’s behalf under the Intercreditor Agreement. Management of Equipment shall include sale, re-lease, continued use or other disposition of such Equipment if and in the manner permitted under the related Contract and in accordance with the Credit and Collection Policies. To the extent a sale, re-lease, continued use or other disposition of Equipment is permitted under the related Contract, the Servicer shall arrange for such a sale, re-lease, continued use or other disposition of the Equipment.

Section 2.3. Unrelated Amounts. If the Servicer determines that amounts which are not property of the Issuer or due to the Issuer (the “Unrelated Amounts”) have been deposited in the Collection Account, then the Servicer shall provide written evidence thereof to the Issuer no later than the first Business Day following the day on which the Servicer had actual knowledge thereof and withdraw the Unrelated Amounts from the Collection Account. Unrelated Amounts

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shall not be treated as Available Amounts on Receivable Assets and shall not be subject to the provisions of Section 2.12.

Section 2.4. Authorization of the Servicer. The Servicer is hereby authorized to take any and all reasonable steps necessary or desirable and consistent with the Issuer’s ownership of or beneficial interest in, as applicable, the Receivable Assets, and pledge of the Receivable Assets to the Indenture Trustee under the Indenture, in the determination of the Servicer, to (a) remarket, or arrange for the remarketing of Equipment and take all other action thereto (including the refurbishment and sale or release thereof), (b) collect all amounts due under the Receivable Assets, including endorsing its name on checks and other instruments representing Available Amounts on the Receivable Assets, executing and delivering any and all instruments of satisfaction or cancellation or of partial or full release or discharge and all other comparable instruments with respect to the Receivable Assets, and consistent with its normal procedures, arranging with the Obligor to extend or modify Scheduled Payments in its discretion, and (c) after the Receivables become delinquent and to the extent permitted under and in compliance with applicable law and regulations, (i) commence proceedings with respect to the enforcement of payment of the Receivables and the related Receivable Assets, (ii) adjust, settle or compromise any payments due thereunder and (iii) initiate proceedings against any Collateral securing the obligations due under any such Receivables and the related Receivable Assets, in each case, consistent with the Credit and Collection Policies; provided, that, in no event will such modification be permitted to extend the final payment date beyond the Class C Maturity Date.

Upon the request of an Obligor, and consistent with the Credit and Collection Policies, the Servicer, on behalf of the Issuer, shall permit such Obligor to terminate a Contract; provided, that the Obligor shall have paid the Termination Value, of which the portion attributable to the remaining payments for a Contract (as calculated by the Servicer) shall constitute and be treated as Available Amounts in respect of the related Receivable; provided, further, only GE Capital, as Servicer, is permitted to allow an Obligor to prepay a Receivable for an amount less than the Loan Value or Lease Value, as applicable, of such Receivable.

If the Servicer shall commence a legal proceeding, on behalf of the Issuer, to enforce a Receivable, the Issuer (in the case of a Receivable other than a Removed Receivable) shall thereupon be deemed to have automatically assigned, solely for the purpose of collection, such Receivable or, in the case of a Lease, a beneficial interest in such Lease, to the Servicer. If in any enforcement suit or legal proceeding it shall be held that the Servicer may not enforce a Receivable on the ground that it shall not be a real party in interest or a holder entitled to enforce such Receivable, the Managing Member shall take steps to enforce such Receivable, including bringing suit in the name of the Issuer or the Titling Trust, as applicable.

The Issuer shall furnish (or cause to be furnished) the Servicer with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing, equipment management and administrative duties, on behalf of the Issuer, hereunder, and the Issuer shall assist the Servicer to the fullest extent required and possible, to enable the Servicer to collect the Receivables and the other Receivable Assets and otherwise discharge its duties hereunder. In no event shall the Servicer be entitled to make the Issuer or the Titling Trust, as applicable, a party to any litigation without the Issuer’s or the Titling Trust’s express prior written consent.

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Section 2.5. Servicing Fee and Servicing Advance. (a) As compensation for its servicing and equipment management activities and as reimbursement for its reasonable expenses in connection therewith, the Servicer shall be entitled to receive the Servicing Fee for each Collection Period. The Servicer shall be entitled to be reimbursed out of proceeds of dispositions of Equipment for any costs, fees and expenses for the refurbishment, remarketing, leasing, re-leasing, selling or disposing of such Equipment in accordance with Section 2.2 (which may include fees and expenses paid by the Servicer to third-parties in connection with such refurbishment, remarketing, leasing, re-leasing, selling or disposing of Equipment if such third-parties are engaged to undertake such sale). Except as provided in the two preceding sentences, the Servicer shall be required to pay for all expenses incurred by it in connection with its activities hereunder (including any payments to accountants, counsel or any other Person) and shall not be entitled to any payment therefor other than the Servicing Fee. The Servicer shall also be entitled to reimbursement for any outstanding Servicing Advance owing to the Servicer with respect to all preceding Collection Periods.

(b)          The Servicer may, but shall have no obligation to, make a Servicing Advance in the manner and to the extent provided herein, but only to the extent the Servicer, in its sole discretion, expects to be reimbursed for such Servicing Advance. If the Servicer elects to make a Servicing Advance, prior to the close of business on each Determination Date, the Servicer will determine the amount of the Servicing Advance that it has elected to make on the related Transfer Date. The Servicer shall include information as to such determination in the Servicer’s Certificate furnished by it in accordance with Section 2.7 and shall be obligated to transfer to the Collection Account on or before 11:00 a.m. (New York City time) on the related Transfer Date in next day funds the amounts applicable to such determinations appearing in such Servicer’s Certificate. All Servicing Advances shall be reimbursable to the Servicer, without interest, when a payment relating to a Receivable with respect to which Servicing Advance has previously been made is subsequently received. Upon the determination by the Servicer that reimbursement from the preceding source is unlikely or nonrecoverable, it will be entitled to recover unreimbursed Servicing Advances from Available Amounts on or in respect of other Receivables.

Section 2.6. Covenants of the Servicer. The Servicer covenants and agrees that from and after the Closing Date and until the earlier of the Class C Maturity Date or Redemption Date, as applicable:

(a)          Ownership of Loans; Beneficial Interests in SUBI Assets. The Servicer shall identify the Receivables clearly and unambiguously in its Servicing Records to reflect that such Receivables, and (if applicable) related Equipment, are owned or, in the case of Leases, beneficially owned, as applicable, by the Issuer, and that such Receivables have been pledged to the Indenture Trustee under the Indenture or, in the case of any SUBI Assets, to reflect that such SUBI Assets are pledged to the Titling Trust Collateral Agent for the benefit of the Indenture Trustee under the Titling Trust Collateral Agency Agreement.

(b)          Compliance with the Intercreditor Agreement. To the extent the Servicer allocates or distributes proceeds received from the liquidation of any property in which

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both the Issuer and one or more of GE Capital and the Titling Trust have security interests, if any, the Servicer shall allocate or distribute, as applicable, such proceeds in accordance with the Intercreditor Agreement.

(c)          Compliance with Credit and Collection Policies; Law. The Servicer shall comply in all material respects with the Credit and Collection Policies with respect to the Receivable Assets and in all material respects with applicable law with respect to the Receivable Assets, unless, in either case, such failure to comply would not be reasonably expected to cause a Material Adverse Effect on the Servicer or the Issuer.

Section 2.7. Servicer’s Certificate. On each Determination Date the Servicer shall deliver to the Issuer, with a copy to the Titling Trust, the Indenture Trustee, the Seller and the Rating Agencies, a Servicer’s Certificate containing all information necessary to make the distributions pursuant to Section 2.14 and the deposits to the Collection Account pursuant to Section 2.12 and the deposits to, or withdrawals from, the Reserve Account pursuant to Section 2.13, for the Collection Period preceding the date of such Servicer’s Certificate. Receivables and related Equipment to be removed by the Seller shall be identified by the Servicer by account number with respect to such Receivable and (if applicable) its related Equipment (as specified in the relevant Schedule of Receivables delivered on the Closing Date).

Section 2.8. Annual Statement as to Compliance; Notice of Default. (a) On or before March 15 of each calendar year (beginning 2014), the Servicer shall deliver to the Issuer, with a copy to each of the Indenture Trustee and the Titling Trust, an Officer’s Certificate stating that: (i) a review of the activities of the Servicer during the preceding calendar year (or, in the case of the first such certificate, from the Cut-off Date to December 31, 2013) and of its performance under this Agreement has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on such review, such Servicer has fulfilled all of its obligations under this Agreement throughout such year or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof.

(b)          The Servicer shall deliver to the Issuer, with a copy to the Indenture Trustee, promptly after having obtained knowledge thereof, but in no event later than five (5) Business Days thereafter, written notice in an Officer’s Certificate of any event that, with the giving of notice or lapse of time, or both, would become a Servicer Default under Section 5.1.

Section 2.9. Annual Reports on Assessment of Compliance with Servicing Criteria. On or before March 15 of each calendar year of the Issuer (commencing with the calendar year 2014) each Reporting Servicer shall furnish, and shall cause each Servicing Function Participant with which it has entered into a servicing relationship with respect to the Receivable Assets to furnish, to the Issuer, with a copy to the Indenture Trustee, a report on assessment of compliance with the Servicing Criteria that contains (A) a statement by such Reporting Servicer of its responsibility for assessing compliance with the Servicing Criteria applicable to it, (B) a statement that such Reporting Servicer used the Servicing Criteria to assess compliance with the applicable Servicing Criteria, (C) such Reporting Servicer’s assessment of compliance with the applicable Servicing Criteria as of and for the period ending December 31 of the prior calendar

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year, including, if there has been any material instance of noncompliance with the applicable Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such Reporting Servicer’s assessment of compliance with the applicable Servicing Criteria as of and for such period; such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Securities Exchange Act and shall be provided as an exhibit to such Reporting Servicer’s report on assessment of compliance with the Servicing Criteria.

Section 2.10. Appointment of Subservicer. The Servicer may at any time appoint a subservicer to perform all or any portion of its obligations as Servicer hereunder; provided, that the Servicer shall remain obligated and be liable to the Issuer, for the servicing and administering of the Receivables and the managing of the related Equipment, as applicable, in accordance with the provisions hereof, without diminution of such obligations and liabilities by virtue of the appointment of any subservicer and to the same extent and under the same terms and conditions as if the Servicer itself were servicing and administering the Receivables and/or managing the related Equipment, as applicable. The fees and expenses of any subservicer shall be as agreed between the Servicer and its subservicer from time to time and the Issuer shall not have any responsibility therefor.

Section 2.11. Maintenance of Security Interests in Receivables. The Servicer shall, in accordance with the Credit and Collection Policies, take such steps as are necessary to maintain perfection of the security interest created by each Receivable in any of the Equipment. The Issuer hereby authorizes the Servicer to take such steps as are necessary to re-perfect such security interest on behalf of the Issuer or its assigns for any reason, including the filing of UCC financing statements and any amendments thereto without the related debtor’s signature. Without limiting the generality of the foregoing, the Servicer shall make or maintain all required federal lien filings or registrations in the name of the Issuer, as applicable. Upon discovery by the Issuer or the Servicer of a breach of the Servicer’s obligation to maintain perfection of the security interest in any of the Equipment that is not a SUBI Asset pursuant to this Section 2.11 or, solely as it pertains to the Equipment that is a SUBI Asset, upon receipt of a notification by the Issuer or the Servicer that the Titling Trust Collateral Agent has breached its obligation to maintain perfection in any such Equipment, which breach is reasonably likely to have a Material Adverse Effect on the Issuer, the party discovering or, being notified of the same, as applicable, shall give prompt written notice thereof to any other party hereto. As liquidated damages for such breach, the Issuer shall, on the Transfer Date relating to the Collection Period during which the breach is discovered, request the Servicer to, and the Servicer shall pay to, or at the direction of, the Issuer the Purchase Amount for the applicable Receivables (measured at the end of the Collection Period during which such breach is discovered). Upon such payment, all rights, title and interest of the Issuer in and to such Receivable Assets will be deemed to be automatically released without the necessity of any further action by the Issuer, the Servicer or any other party and such rights, title and interest will become the property of the Servicer.

Section 2.12. Accounts. As of the Closing Date, the Servicer shall establish and maintain, on behalf of the Issuer and in accordance with the terms of the Indenture, the Collection Account and the Reserve Account, each of which shall be an Eligible Deposit Account in the name of the Issuer.

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(a)          Not later than 10:00 a.m. (New York City time) on each Transfer Date, the Servicer shall deposit into the Collection Account all Available Amounts with respect to the related Collection Period that have not previously been deposited into the Collection Account (it being understood that no such deposits are required to be made prior to the Transfer Date unless a Daily Deposit Event has occurred).

(b)          Upon the occurrence and during the continuation of a Daily Deposit Event, the Servicer shall transfer to the Collection Account, on each Business Day in same day funds, all Available Amounts then held or thereafter received by it that are required to be deposited into the Collection Account, within two (2) Business Days following any such Available Amounts Date of Processing.

Section 2.13. Reserve Account. The Servicer shall determine the amounts for deposit into or for withdrawal from the Reserve Account on each Transfer Date in accordance with the provisions of Section 8.4 of the Indenture.

Section 2.14. Disbursement from the Collection Account. On each Transfer Date, the Servicer, on behalf of the Issuer, shall withdraw from the Collection Account for payment to itself an amount equal to any accrued but unpaid Servicing Fee and any accrued but unpaid Servicing Advance owing to the Servicer (based on the information contained in the Servicer’s Certificate delivered on the related Determination Date pursuant to Section 2.7) in accordance with Section 2.5.

Section 2.15. Limitation on Liability of the Servicer and Others. Neither the Servicer nor any of the directors, officers, employees or agents of the Servicer shall be under any liability to the Issuer or the Noteholders, except as provided under this Agreement, for any action taken or for refraining from the taking of any action pursuant to this Agreement or for errors in judgment; provided, however, that this provision shall not protect the Servicer or any such Person against any liability that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of obligations and duties under this Agreement. The Servicer and any director, officer, employee or agent of the Servicer may rely in good faith on the advice of counsel or on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder.

Except as provided in this Agreement, the Servicer shall not be under any obligation to appear in, prosecute or defend any legal action that shall not be incidental to its duties to service the Receivable Assets in accordance with this Agreement, and that in its opinion may involve it in any expense or liability; provided, however, that the Servicer may undertake any reasonable action that it may deem necessary or desirable in respect of this Agreement, the Related Documents and the rights and duties of the parties to this Agreement, the other Related Documents and the interests of the Noteholders under the Indenture.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1. Representations and Warranties of the Servicer. The Servicer represents and warrants to the Issuer as of the Closing Date as follows:

(a)          It is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and is duly qualified to do business, and is in good standing, in each jurisdiction in which the servicing of the Receivables and managing the related Equipment hereunder requires it to be so qualified, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on the Servicer.

(b)          It has the power and authority to execute and deliver this Agreement and to perform the transactions contemplated hereby.

(c)          This Agreement has been duly authorized, executed and delivered by the Servicer and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the enforceability of creditors’ rights generally and general equitable principles, whether applied in a proceeding at law or in equity.

(d)          No consent of, notice to, filing with or permits, qualifications or other action by any Governmental Authority or any other party is required for the due execution, delivery and performance of this Agreement, other than consents, notices, filings and other actions which have been obtained or made or where the failure to get such consent or take such action, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Servicer.

(e)          There is no pending or, to its actual knowledge, threatened litigation of a material nature against or affecting it, in any court or tribunal, before any arbitrator of any kind or before or by any Governmental Authority (i) asserting the invalidity of this Agreement, or (ii) seeking any determination or ruling that might materially and adversely affect the validity or enforceability of this Agreement.

ARTICLE IV

ADDITIONAL COVENANTS

Section 4.1. Covenants of the Servicer Regarding the Receivables. (a)Maintenance of Files. The Servicer shall, for not less than three (3) years or for such longer period as may be required by law, from the date on which any Receivable is paid in full, maintain the Records with respect to each Receivable and, if applicable, its related Equipment, including records of all payments received, credits granted and property returned. The Servicer will permit representatives of the Issuer or its designee at any reasonable time during normal business hours,

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and at such times outside of normal business hours as the Issuer shall reasonably request, (i) to inspect and make copies of, and abstracts from, such Records, (ii) to visit the properties of the Servicer utilized in connection with the collection, processing, management or servicing of the Receivables for the purpose of examining such Records, and (iii) to discuss matters relating to the Receivable Assets or the Servicer’s performance under this Agreement with any officer, employee or accountants of the Servicer having knowledge of such matters. In connection therewith, the Issuer shall institute procedures to permit it to confirm the Loan Value or Lease Value, as applicable, in respect of any Receivable and, if applicable, its related Equipment; provided that no one other than the Servicer or any Sub-Servicer or Person to whom the Servicer has delegated duties in accordance with the terms of this Agreement, subject to any other arrangements made by the Issuer or its respective designee, will contact an Obligor unless a Servicer Default has occurred. The Servicer agrees to render to the Issuer such clerical and other assistance as may be reasonably requested with regard to the foregoing.

(b)          Servicer Default. If a Servicer Default shall have occurred and be continuing, promptly upon request therefor, the Servicer shall deliver to the Issuer records reflecting activity with respect to the Receivable Assets through the close of business on the immediately preceding Business Day. Upon the occurrence and during the continuation of a Servicer Default, the Servicer shall (i) deliver and turn over to the Issuer or to its representatives, or at the option of the Issuer shall provide the Issuer or its representatives with access to, at any time, on demand of the Issuer, all of the Servicer’s facilities, personnel, books and records pertaining to the Receivable Assets, including all related Records, (ii) allow the Issuer and its representatives to occupy the premises of the Servicer where such books, records and Records are maintained, and (iii) allow the Issuer to utilize such premises, the equipment thereon and any personnel of the Servicer that the Issuer may wish to employ to administer, service, manage and collect the Receivable Assets.

(c)          Notice of Adverse Claim. The Servicer shall advise the Issuer promptly, in reasonable detail, (i) of any claim of ownership or Lien known to it made or asserted against any of the Receivable Assets, other than any ownership interest or Lien created under the Sale Agreement, the Purchase and Sale Agreement or the Titling Trust Collateral Agency Agreement, any Lien created under the Indenture or any Permitted Encumbrances (as defined under the Sale Agreement or the Purchase and Sale Agreement, as applicable), and (ii) of the occurrence of any event known to it which would have a Material Adverse Effect on the aggregate value of the Receivable.

(d)          Further Assurances. The Servicer shall furnish to the Issuer from time to time such statements and schedules further identifying and describing the Receivable Assets and such other reports in connection with the Receivable Assets as the Issuer may reasonably request, all in reasonable detail.

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ARTICLE V

EVENTS OF SERVICER TERMINATION

Section 5.1. Default. If any of the following events shall occur (regardless of the reason therefor) with respect to the Servicer:

(a)          the Servicer shall fail to make or give instructions for any deposit, transfer or payment required to be made hereunder and the same shall remain unremedied for three (3) Business Days;

(b)          the Servicer shall fail or neglect to perform, keep or observe in any material respect any other provision of this Agreement and the same shall remain unremedied for fifteen (15) days after written notice thereof shall have been given by the Issuer to the Servicer;

(c)          any representation or warranty of the Servicer herein or in any written statement, report, financial statement or certificate made or delivered by the Servicer to the Issuer hereto or thereto shall be untrue or incorrect in any material respect as of the date when made or deemed made and shall not be corrected for a period of sixty (60) days after either (i) any Authorized Officer of the Servicer becomes aware thereof or (ii) notice thereof has been given to such Person by the Issuer; or

(d)          a Bankruptcy Event shall have occurred and be continuing with respect to the Servicer;

then, upon the occurrence of any of such events (each, a “Servicer Default”), the Issuer may deliver a notice (a “Servicer Termination Notice”) to the Servicer, terminating the servicing and equipment management responsibilities of the Servicer hereunder (but, for the avoidance of doubt, not with respect to the leases and the related transportation equipment included in the UTI or any Other SUBI, as applicable), without demand, protest or further notice of any kind, all of which are hereby waived by the Servicer. Upon the delivery of any such notice, all authority and power of the Servicer under this Agreement shall pass to and be vested in the Successor Servicer acting pursuant to Section 6.2, provided, that notwithstanding anything to the contrary herein, the Servicer agrees to act as Servicer and to continue to follow the procedures set forth in this Agreement with respect to Available Amounts on the Receivable Assets under this Agreement until a Successor Servicer has assumed the responsibilities and obligations of the Servicer in accordance with Section 6.2.

ARTICLE VI

SUCCESSOR SERVICER

Section 6.1. Resignation of the Servicer. The Servicer may resign under the circumstances set forth in clause (a) or (b) of this Section 6.1.

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(a)          The Servicer may resign from its obligations and duties hereunder if it finds a replacement servicer satisfying the eligibility criteria set forth in Section 6.2. No such resignation shall become effective until the replacement servicer shall have obtained the Issuer’s approval and appointment pursuant to Section 6.2.

(b)          The Servicer may resign from the obligations and duties hereby imposed on it upon its determination that (i) the performance of its duties hereunder has become impermissible under applicable law, and (ii) there is no reasonable action which the Servicer could take to make the performance of its duties hereunder permissible under applicable law. No such resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 6.2.

Section 6.2. Appointment of the Successor Servicer. In connection with the termination of the Servicer’s responsibilities under this Agreement pursuant to Section 5.1 or 6.1, the Issuer shall within thirty (30) days after the giving of a Servicer Termination Notice pursuant to Section 5.1 or as soon as practicable after a resignation of the Servicer pursuant to Section 6.1, appoint a successor servicer that shall have a long-term debt rating of at least “Baa3” by Moody’s. The successor servicer shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicer under this Agreement (such successor servicer being referred to as the “Successor Servicer”); provided, that the Successor Servicer shall have no responsibility for any actions of the Servicer prior to the date of its appointment as Successor Servicer. The Successor Servicer shall accept its appointment by executing, acknowledging and delivering to the Issuer instruments in form and substance acceptable to the Issuer, and if directed by the Issuer, by providing prior written notice of such appointment to the Indenture Trustee. Notice shall be given to the Rating Agencies of the appointment of any Successor Servicer.

Section 6.3. Duties of the Servicer. At any time following the appointment of a Successor Servicer:

(a)          the Servicer agrees that it shall terminate its activities as servicer hereunder in a manner acceptable to the Issuer so as to facilitate the transfer of servicing and equipment management to the Successor Servicer, including timely delivery (i) to the Issuer of any funds that were required to be deposited in the Collection Account and the Reserve Account and (ii) to the Successor Servicer, at a place selected by the Successor Servicer, of all Servicing Records and other information with respect to the Receivable Assets. The Servicer shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitely vest and confirm in the Successor Servicer all rights, powers, duties, responsibilities, obligations and liabilities of the Servicer; and

(b)          the Servicer shall terminate each Sub-Servicing Agreement that may have been entered into by it and the Successor Servicer shall not be deemed to have assumed any of such outgoing servicer’s interest therein or to have replaced such outgoing servicer as a party to any such Sub-Servicing Agreement.

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Section 6.4. Effect of Termination or Resignation. Any termination or resignation of the Servicer under this Agreement shall not affect any claims that the Issuer may have against the Servicer for events or actions taken or not taken by the Servicer arising prior to any such termination or resignation.

ARTICLE VII

INDEMNIFICATION

Section 7.1. Indemnities by the Servicer. Without limiting any other rights that the Issuer or its Affiliates or any Stockholder, director, officer, employee, or agent or incorporator thereof (each, a “Servicer Indemnified Person”) may have hereunder or under applicable law, the Servicer hereby agrees to indemnify each Servicer Indemnified Person from and against any and all Indemnified Amounts which may be imposed on, incurred by or asserted against a Servicer Indemnified Person to the extent arising from, or relating to, any material breach of the Servicer’s obligations under this Agreement; excluding, however, Indemnified Amounts to the extent resulting from (i) bad faith, gross negligence or willful misconduct on the part of the Servicer Indemnified Person or (ii) recourse for uncollectible Receivables. Any Indemnified Amounts subject to the indemnification provisions of this Section 7.1 shall be paid to the Servicer Indemnified Person within ten (10) Business Days following demand therefor.

Section 7.2. Limitation of Damages; Indemnified Persons. NO SERVICER PARTY TO THIS AGREEMENT SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO THIS AGREEMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES THAT MAY BE ALLEGED AS A RESULT OF ANY TRANSACTION CONTEMPLATED HEREUNDER.

ARTICLE VIII

MISCELLANEOUS

Section 8.1. Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by facsimile (with such transmission promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 8.1), (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number

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indicated below or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person designated in any written notice provided hereunder to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. Notwithstanding the foregoing, whenever it is provided herein that a notice is to be given to any other party hereto by a specific time, such notice shall only be effective if actually received by such party prior to such time, and if such notice is received after such time or on a day other than a Business Day, such notice shall only be effective on the immediately succeeding Business Day.

If to GE Capital, as the Servicer:

General Electric Capital Corporation, as Servicer

201 Merritt 7

Norwalk, Connecticut 06851

Attention: General Counsel

Telephone: (203) 229-5000

Facsimile: (203) 956-4296

If to the Issuer:

GE Equipment Transportation LLC, Series 2013-2

10 Riverview Drive

Danbury, Connecticut 06810

Attention: Capital Markets Operations

Telephone: (203) 749-2101

Facsimile: (203) 749-4054

If to Titling Trust:

GE TF Trust

c/o Wilmington Trust Company, as Administrative Trustee

1100 N. Market Street

Wilmington, Delaware 19890

Attention: Corporate Trust Administrators.

If to the Rating Agencies:

Moody’s Investors Service, Inc.

ABS Monitoring Department

99 Church Street

New York, New York 10007

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Fitch, Inc.

70 West Madison

Suite 1100

Chicago, IL 60602

Attn: ABS Surveillance

If to Indenture Trustee:

Citibank, N.A.

388 Greenwich Street, 14th Floor

New York, NY 10013

Attention: Agency and Trust – GE Equipment Transportation 2013-2

Section 8.2. Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of each party hereto and such party’s successors and permitted assigns. Except as set forth in Section 2.1(a), or Article VI, the Servicer may not assign, transfer, hypothecate or otherwise convey any of its rights or obligations hereunder or interests herein without the express prior written consent of the Issuer and unless the Rating Agency Condition shall have been satisfied with respect to any such assignment. Any such purported assignment, transfer, hypothecation or other conveyance by the Servicer without the prior express written consent of the Issuer shall be void. The Issuer may, at any time, assign any of its rights and obligations under this Agreement to any Person and any such assignee may further assign at any time its rights and obligations under this Agreement, in each case, without the consent of the Servicer. Each of the Issuer and the Servicer acknowledges and agrees that, upon any such assignment, the assignee thereof may enforce directly, all of the obligations of the Issuer or the Servicer hereunder, as applicable.

Section 8.3. Termination; Survival of Obligations Upon Class C Maturity Date or Redemption Date. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the earlier of the Class C Maturity Date or the Redemption Date; provided, that the rights and remedies provided for herein with respect to any breach of any representation or warranty made by the Servicer pursuant to Article III, the indemnification and payment provisions of Article VII and Sections 8.4 and 8.12 shall be continuing and shall survive the later of the Class C Maturity Date or the Redemption Date, as applicable.

Section 8.4. No Proceedings. The Servicer hereby agrees that, from and after the Closing Date and until the date one, year plus one, day following the earlier of the Class C Maturity Date or the Redemption Date, as applicable, it will not, directly or indirectly, institute or cause to be instituted against the Issuer any proceeding of the type referred to in the definition of “Bankruptcy Event”; provided that the foregoing shall not in any way limit the Servicer’s right to pursue any other creditor rights or remedies that the Servicer may have for claims against the Issuer.

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Section 8.5. Complete Agreement; Modification of Agreement. This Agreement constitutes the complete agreement among the parties hereto with respect to the subject matter hereof, supersedes all prior agreements and understandings relating to the subject matter hereof, and may not be modified, altered or amended except as set forth in Section 8.6.

Section 8.6. Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement, or any consent to any departure by any party hereto therefrom, shall in any event be effective unless the same shall be in writing and signed by each of the parties hereto.

Section 8.7. No Waiver; Remedies. The failure by the Issuer, at any time or times, to require strict performance by the Servicer of any provision of this Agreement shall not waive, affect or diminish any right of the Issuer thereafter to demand strict compliance and performance herewith. Any suspension or waiver of any breach or default hereunder shall not suspend, waive or affect any other breach or default whether the same is prior or subsequent thereto and whether the same or of a different type. None of the undertakings, agreements, warranties, covenants or representations of the Servicer contained in this Agreement and no breach or default by the Servicer hereunder, shall be deemed to have been suspended or waived by the Issuer unless such waiver or suspension is by an instrument in writing signed by an officer of or other duly authorized signatory of the Issuer and directed to the Servicer specifying such suspension or waiver. The rights and remedies of the Issuer and its assigns under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that the Issuer may have under any other agreement, including the other Related Documents, by operation of law or otherwise.

Section 8.8. GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401(1) AND 5-1402 OF THE GENERAL OBLIGATIONS LAWS, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAW PROVISIONS THEREOF) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA.

(a)          EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THEM PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT; PROVIDED, THAT EACH PARTY HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE BOROUGH OF MANHATTAN IN NEW YORK CITY. EACH PARTY HERETO SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF

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PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT ITS ADDRESS DETERMINED IN ACCORDANCE WITH SECTION 8.1 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(b)          BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.9. Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement. Executed counterparts may be delivered electronically.

Section 8.10. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 8.11. Section Titles. The section titles and table of contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

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Section 8.12. Limited Recourse. (a) The obligations of the Issuer under this Agreement are solely the obligations of the Issuer. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement against any incorporator or similar person, shareholder, officer, manager, member or director, past, present or future, of the Issuer or of any successor or of its constituent members or its other Affiliates, either directly or through the Issuer or any successor, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by acceptance hereof and as part of the consideration for the acceptance hereof, expressly waived and released. Any accrued obligations owing by the Issuer under this Agreement shall be payable by the Issuer solely to the extent that funds are available therefor from time to time in accordance with the provisions of Section 2.12 (provided that such accrued obligations shall not be extinguished until paid in full), and any amounts which the Issuer does not so pay hereunder shall not constitute a claim (as defined in Section 101 of the Bankruptcy Code) against, or limited liability company obligation of, the Issuer for any such amounts not paid, in each case, until the Issuer has received funds to make such payments as contemplated by the Related Documents).

(b)          The obligations of the Servicer under this Agreement are solely the obligations of the Servicer. No recourse shall be had for the payment of any amount owing hereunder or any other obligation or claim arising out of or based upon this Agreement against any shareholder, employee, officer, manager, member or director, agent or organizer, past, present or future, of the Servicer or of any successor thereto, either directly or through the Servicer or any successor thereto, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by acceptance hereof and as part of the consideration for the acceptance hereof, expressly waived and released.

Section 8.13. Further Assurances. Each of the Servicer and, solely with respect to the Series 2013-2 SUBI, the Titling Trust shall, at its sole cost and expense, promptly and duly execute and deliver any and all further instruments and documents, and take such further action, that may be necessary or desirable or that the Issuer may request to  enable the Issuer to exercise and enforce its rights under this Agreement or otherwise carry out more effectively the provisions and purposes of this Agreement.

Section 8.14. Pledge of Assets. The Servicer hereby acknowledges that the Issuer has granted a security interest in the Collateral to the Indenture Trustee under the Indenture, and hereby waives any defenses it may have against the Indenture Trustee for the enforcement of this Agreement in the event of foreclosure by the Indenture Trustee against the Collateral. Accordingly, the parties hereto agree that, in the event of foreclosure by the Indenture Trustee against the Collateral, the Indenture Trustee shall have the right to enforce this Agreement and the full performance by the parties hereto of their obligations and undertakings set forth herein. The Servicer hereby agrees to deliver to the Indenture Trustee a copy of all notices to be delivered by the Servicer to the Issuer hereunder.

Section 8.15. Waiver of Setoff. The Servicer hereby waives any right of setoff that it may have for amounts owing to it under or in connection with this Agreement.

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Section 8.16. Limitations of Liability. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by Wilmington Trust Company, not individually or personally but solely as Administrative Trustee and SUBI Trustee under the Titling Trust Agreement, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of either the by the Administrative Trustee or the SUBI Trustee or UTI the Titling Trust under this Agreement is made and intended not as personal representations, undertakings and agreements by Wilmington Trust Company but is made and intended for the purpose of binding only the Titling Trust, (c) nothing herein contained shall be construed as creating any liability on Wilmington Trust Company, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of the Titling Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Administrative Trustee or the SUBI Trustee or the Titling Trust under this Agreement.

[Signatures Follow]

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IN WITNESS WHEREOF, the parties have caused this Servicing Agreement to be executed by their respective representatives thereunto duly authorized, as of the date first above written.

GE EQUIPMENT TRANSPORTATION LLC, SERIES 2013-2

By:	CEF Equipment Holding, L.L.C.,
its Managing Member

By:
Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION

By:
Name:
Title:

GE TF TRUST

By:	Wilmington Trust Company,
not in its individual capacity
but solely as SUBI Trustee and
Administrative Trustee

By:
Name:
Title:

S-1	Servicing Agreement

ANNEX A

to

SERVICING AGREEMENT

dated as of

October 30, 2013

Definitions and Interpretation

SECTION 1. Definitions and Conventions. Capitalized terms used in the Servicing Agreement shall have (unless otherwise provided elsewhere therein) the following respective meanings:

“Accounting Changes” means, with respect to any Person an adoption of GAAP different from such principles previously used for reporting purposes as defined in the Accounting Principles Board Opinion Number 20.

“Administration Agreement” means the Administration Agreement, dated as of October 30, 2013, by and between the Administrator and the Issuer.

“Administration Fee” is defined in Section 3 of the Administration Agreement.

“Administrative Trustee” means Wilmington Trust Company not in its individual capacity but solely as administrative trustee of the Titling Trust.

“Administrator” means GE Capital, in its capacity as Administrator under the Administration Agreement, or any other Person designated as a successor administrator.

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by, or is under common control with such Person, or (c) each of such Person’s officers, directors, joint venturers and partners. For the purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Receivable Value” means the sum of (i) the Loan Value of all the Loans and (ii) the Lease Value of all the Leases.

“Appendices” means, with respect to any Related Document, all exhibits, schedules, annexes and other attachments thereto, or expressly identified thereto.

“Authorized Officer” means, with respect to any corporation, trust or limited liability company, as appropriate, the chairman or vice-chairman of the board, the president, any vice president, the secretary, the treasurer, any assistant secretary, any assistant treasurer, the managing member, and each other officer, employee, manager or member of such corporation, trust or limited liability company, as appropriate, specifically or similar governing body of such limited liability company or trust to sign agreements, instruments or other documents on behalf of such corporation authorized in resolutions of the board of directors of such corporation or similar governing body of such limited liability company or trust, as appropriate.

“Available Amounts” is defined in the Indenture.

“Bankruptcy Code” means the provisions of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

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“Bankruptcy Event” means, as to any Person, any of the following events: (a) a case or proceeding shall have been commenced against such Person seeking a decree or order in respect of such Person (i) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such Person’s assets shall have been appointed or shall act, with respect to such Person, under applicable law, or (iii) ordering the winding-up or liquidation of the affairs of any such Person; or (b) such Person shall (i) file a petition seeking relief under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consent or fail to object in a timely and appropriate manner to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Person or for any substantial part of such Person’s assets, (iii) make an assignment for the benefit of creditors, or (iv) take any corporate action in furtherance of any of the foregoing.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York or the State of Connecticut.

“CEF Limited Liability Company Agreement” means the Second Amended and Restated Limited Liability Company Agreement of CEF dated September 25, 2003.

“Class C Maturity Date” means the Payment Date in October 25, 2021.

“Closing Date” means October 30, 2013.

“Collateral” is defined in the Indenture.

“Collection Account” means account number 111570, titled “GE Equipment Transportation LLC, Series 2013-2 Collection Account,” established and owned by the Issuer and maintained in accordance with Section 8.2 of the Indenture.

“Collection Period” means, for any Seller or, with respect to the SUBI Assets, the Titling Trust, and with respect to any Payment Date, such Seller's or the Titling Trust’s, as applicable, fiscal month preceding the fiscal month in which the Payment Date occurs (or, if for the first Payment Date, the period from and including the day after the Cut-off Date to and including the last day of the fiscal month preceding the fiscal month in which the first Payment Date occurs).

“Collections” is defined in the Indenture.

“Contract” means any arrangement (including any invoice) pursuant to, or under which, an Obligor shall be obligated to make payments with respect to any Receivable.

“Commission” means the Securities and Exchange Commission.

“Credit and Collection Policies” or “Credit and Collection Policy” means, with respect to each type of Receivable and Equipment, the policies, practices and procedures adopted by the Issuer on the Closing Date, including the policies and procedures for determining the creditworthiness of Obligors and the extension of credit to Obligors, or relating to the

A-2	Annex A to Servicing Agreement

maintenance of those types of receivables and related equipment and collections on those types of receivables and related equipment.

“Cut-off Date” means August 31, 2013.

“Daily Deposit Event” means a reduction in the Servicer’s short-term rating below “P-1” by Moody’s, or (iii) the Servicer is not a direct or indirect subsidiary of General Electric Company.

“Date of Processing” means, with respect to any Available Amounts, the day on which such Available Amounts are first recorded in the Servicer’s computer file in respect of any Loan or Lease (without regard to the effective date of recordation).

“Defaulted Receivable” is defined in the Indenture.

“Determination Date” means with respect to any Transfer Date, the second (2nd) Business Day prior to such Transfer Date.

“Eligible Deposit Account” means: (a) a segregated deposit account maintained with a depository institution or trust company whose short-term unsecured debt obligations are rated at least “F-1+” by Fitch and at least “P-1” by Moody's, (b) a segregated account which is either (i) maintained in the corporate trust department of the Indenture Trustee or (ii) maintained with a depository institution or trust company whose long term unsecured debt obligations are rated at least “BBB-” by Fitch and at least “Baa3” by Moody's, or (c) a segregated trust account or similar account maintained with a federally or state chartered depository institution whose long term unsecured debt obligations are rated at least “BBB-” by Fitch and at least “Baa3” by Moody's subject to regulations regarding fiduciary funds on deposit substantially similar to 12 C.F.R. §9.10(b) in effect on the Closing Date.

“Equipment” means any transportation equipment, together with all accessions thereto, securing an Obligor’s indebtedness under the respective Loan or that is the subject of a Lease.

“Fitch” means Fitch, Inc. and its successors and assigns.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Closing Date, modified by Accounting Changes as GAAP is further defined in Section 2(a) of this Annex A.

“GE Capital” means General Electric Capital Corporation, a Delaware corporation.

“Governmental Authority” is defined in the Sale Agreement.

“Implicit Rate of Return” means, with respect to any Receivable, the interest rate or discount rate used by the applicable Seller or, in the case such Receivable is a Lease, the Titling Trust to allocate periodic payments between principal and interest on such Receivable.

“Indemnified Amounts” means, with respect to any Person, any and all damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs

A-3	Annex A to Servicing Agreement

of investigation or defense, including those incurred upon any appeal arising from or as a result of or in connection with any suit, action, proceeding or claim against or involving such Person).

“Indenture” means the Indenture, dated October 30, 2013, between the Issuer and the Indenture Trustee.

“Indenture Trustee” means Citibank, N.A., not in its individual capacity but solely as Indenture Trustee under the Indenture, or any successor Indenture Trustee under the Indenture.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of October 30, 2013, among the Issuer, GE Capital and the Titling Trust.

“Investment Earnings” means, with respect to any Payment Date, the interest and other investment earnings (net of losses and investment expenses) on amounts on deposit in the Trust Accounts to be included as part of Collections pursuant to Section 8.6(a) of the Indenture.

“Issuer” means GE Equipment Transportation LLC, Series 2013-2, a Delaware limited liability company, until a successor replaces it and, thereafter, means the successor and, for purposes of any provision contained in the Indenture and required by the Trust Indenture Act of 1939, each other obligor on the Notes.

“Issuer Limited Liability Company Agreement” means the Limited Liability Company Agreement of the Issuer, dated as of October 30, 2013, among the Managing Member and the Issuer.

“Lease” means any TRAC Lease included in the Schedules of Receivables.

“Lease Value” is defined in the Indenture.

“Lien” means a security interest (as such term is defined in Section 1-201 of Article 1 of the UCC), lien, charge, pledge, equity or encumbrance of any kind, other than tax liens, mechanics’ liens and any liens that attach to the related Receivable by operation of law as a result of any act or omission by the related Obligor.

“Loan” means any loan included in the Schedules of Receivables.

“Loan Value” is defined in the Indenture.

“Managing Member” means CEF Equipment Holding, L.L.C., a Delaware limited liability company or any successor, as member under the Issuer Limited Liability Company Agreement.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on (a) the business, assets, liabilities, operations, prospects or financial or other condition of such Person, (b) the ability of such Person to perform any of its obligations under the Related Documents in accordance with the terms thereof, (c) the validity or enforceability of any Related Document or the rights and remedies of such Person under any Related Document or (d) the Receivables, the Contracts therefor, any interest related thereto or the ownership interests or

A-4	Annex A to Servicing Agreement

Liens of such Person thereon or the priority of such interests or Liens, in each case, which affects the Receivables, the Contracts, therefor, any interest related thereto or the ownership interests or Liens of such Person thereon or the priority of such interests or Liens taken as a whole.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Note Register” has the meaning specified in Section 2.4 of the Indenture.

“Noteholder” means the person in whose name a Note is registered on the Note Register.

“Notes” is defined in the Indenture.

“Obligor” means, as to each Receivable, any Person who owes payments under the Receivable.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by an Authorized Officer of such Person.

“Other SUBI” means any special unit of beneficial interest in the Titling Trust other than the Series 2013-2 SUBI.

“Payment Date” means, with respect to each Collection Period, the 24th day of the calendar month following the end of that Collection Period, or, if such day is not a Business Day, the next Business Day, commencing on November 25, 2013.

“Person” means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, trust, association, corporation (including a business trust), limited liability company, institution, public benefit corporation, joint stock company, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

“Precomputed Loan” means any Loan under which the portion of a payment allocable to earned interest (which may be referred to in the related Loan as an add-on finance charge) and the portion allocable to principal are determined according to the sum of periodic balances, the sum of monthly payments or any equivalent method or are monthly actuarial loans.

“Purchase Amount” means, as of the close of business on the last day of a Collection Period (a) with respect to any Loan, an amount equal to the Loan Value of the applicable Loan, as of the first day of the immediately following Collection Period (or, with respect to any applicable Loan that is a Defaulted Receivable, as of the day immediately prior to such Loan becoming a Defaulted Receivable) plus interest accrued and unpaid thereon as of such last day at a rate per annum equal to the applicable Implicit Rate of Return and (b) with respect to any Lease and its related Equipment, an amount equal to the Lease Value of the applicable Lease and its related Equipment, as of the first day of the immediately following Collection Period (or, with respect to any applicable Lease that is a Defaulted Receivable, as of the day immediately prior to such Lease becoming a Defaulted Receivable).

“Purchase and Sale Agreement” means that certain Receivables Purchase and Sale Agreement, dated as of October 30, 2013 by the Transferor and the Issuer.

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“Rating Agency” means each of Fitch and Moody’s. If any of such organizations or its successor is no longer in existence, the Issuer shall designate a nationally recognized statistical rating organization or other comparable Person as a substitute Rating Agency, notice of which designation shall be given to the Indenture Trustee and the Servicer.

“Rating Agency Condition” means, for so long such entity is rating any Class of Notes, with respect to any action, that (i) Moody’s shall have been given at least ten (10) Business Days’ prior notice thereof and shall have not notified the Issuer and the Indenture Trustee that such action will result in a reduction or withdrawal of the then current rating of any Class of the Notes and (ii) Fitch shall have been given at least ten (10) Business Days’ prior notice thereof.

“Receivable” means with respect to any Loan or Lease, all indebtedness of the related Obligor (whether constituting an account, chattel paper, document, instrument or general intangible) under that Loan or Lease.

“Receivable Assets” means the Receivables, the related Equipment and the Related Security.

“Record Date” means, with respect to a Payment Date or Redemption Date, the close of business on the Business Day preceding such Payment Date or Redemption Date, or, if Definitive Notes are issued, the close of business on the last day of the calendar month preceding the month of such Payment Date, whether or not such day is a Business Day, or if Definitive Notes were not outstanding on such date, the date of issuance of the Definitive Notes.

“Records” means all notes, leases, security agreements and other documents, books, records and other information (including computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by any Seller, the Servicer, any Sub-Servicer or the Issuer with respect to the Receivables, the Contracts and the Obligors thereunder.

“Recoveries” means, with respect to any Receivable, monies collected in respect thereof, from whatever source (other than from the sale or other disposition of the Equipment), after the Lease Value or the Loan Value of such Receivable, as applicable, became zero.

“Redemption Date” is defined in the Indenture.

“Regulation AB” means Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

“Related Documents” means the Sale Agreement, the Purchase and Sale Agreement, the Servicing Agreement, the Intercreditor Agreement, the Issuer Limited Liability Company Agreement, the CEF Limited Liability Company Agreement, the Administration Agreement, the Indenture, the Titling Trust Agreement (solely to the extent it pertains to the Series 2013-2 SUBI), the Series 2013-2 Supplement, the Series 2013-2 Collateral Agency Supplement, and all

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other agreements, instruments, and documents and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Person, or any employee of any Person, and delivered in connection with any of the foregoing. Any reference in the foregoing documents to a Related Document shall include all Annexes, Exhibits and Schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Related Document as the same may be in effect at any and all times such reference becomes operative.

“Related Security” means with respect to any Receivable: (a) any interest (including security interests or ownership interests), if any, in the related Equipment; (b) all guarantees, insurance or other agreements or arrangements of any kind from time to time supporting or securing payment of such Receivable whether pursuant to a Contract related to such Receivable or otherwise (including rights (if any) to receive proceeds on insurance policies covering the Obligors); and (c) all Records relating to such Receivable.

“Removed Receivable” means a Receivable and, in the case of a Lease included in the 2013-2 SUBI, a beneficial interest in such Lease and its related titled Equipment, as applicable, repurchased as of the close of business on the last day of a Collection Period by the Transferor (or its assignee) pursuant to Sections 2.4 or 7.2 of the Purchase and Sale Agreement or purchased by a third-party pursuant to Section 2.4 of the Purchase and Sale Agreement.

“Reporting Servicer” means the Servicer or a Servicing Function Participant, as the case may be.

“Reserve Account” means account number 111572, titled “GE Equipment Transportation LLC, Series 2013-2 Reserve Account,” established and owned by the Issuer and maintained in accordance with Section 8.2 of the Indenture.

“Sale Agreement” means the Receivables Sale Agreement, dated October 30, 2013, among GE Capital, GE Capital Title Holding Corp. and the Transferor.

“Schedules of Receivables” means the schedules of Receivables attached as Schedule I, and Schedule II to the Sale Agreement and the schedule attached as Schedule I to the Purchase and Sale Agreement (which schedules may be in the form of microfiche, floppy disk, CD-ROM or other electronic medium).

“Scheduled Payment” (a) on a Loan means that portion of the payment required to be made by the Obligor during any Collection Period sufficient to amortize the principal balance under (x) in the case of a Precomputed Loan, the actuarial method or (y) in the case of a Simple Interest Loan, the simple interest method, in each case, over the term of the Loan and to provide interest at the applicable Implicit Rate of Return; and (b) on a Lease means any payment required to be made by the Obligor under that Lease during the related Collection Period. The principal component of a Scheduled Payment on a Lease means the full required amount of the Scheduled Payment, less an imputed yield component based on the discount rate used by the Seller in determining the present value of scheduled payments payable under the Lease for such Lease;

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provided that, in the case of (a) or (b), Termination Values shall also constitute Scheduled Payments.

“Securities Act” means the Securities Act of 1933 15 U.S.C. Section 77a et seq., and any regulations promulgated thereunder.

“Securities Exchange Act” means the provisions of the Securities Exchange Act of 1934 15 U.S.C. Sections 78a et seq., and any regulations promulgated thereunder.

“Seller” means each of GE Capital and GE Capital Title Holding Corp. in its capacity as a seller, and their respective successors and assigns.

“Series 2013-2 SUBI” means that special unit of beneficial interest of the Titling Trust created by the Series 2013-2 Supplement to which Titling Trust Assets are allocated.

“Series 2013-2 SUBI Certificate” means the certificate of beneficial ownership, representing beneficial ownership of the Titling Trust Assets comprising the Series 2013-2 SUBI, issued pursuant to the Series 2013-2 SUBI Supplement.

“Series 2013-2 SUBI Servicing Supplement” means Section 1.3 of the Servicing Agreement.

“Series 2013-2 Supplement” means the Series 2013-2 Supplement to the Titling Trust Agreement, dated October 30, 2013.

“Servicer” means GE Capital in its capacity as Servicer under the Servicing Agreement or any other Person designated as a Successor Servicer under such agreement.

“Servicer Default” means an event specified in Section 5.1 of the Servicing Agreement.

“Servicer Indemnified Person” is defined in Section 7.1 of the Servicing Agreement.

“Servicer Termination Notice” is defined in Section 5.1 of the Servicing Agreement.

“Servicer’s Certificate” means an Officer’s Certificate of the Servicer delivered pursuant to Section 2.7 of the Servicing Agreement.

“Servicing Advance” means, the amount as of any Payment Date, which the Servicer may, but is not required to, advance for delinquent Scheduled Payments pursuant to Section 2.5 of the Servicing Agreement.

“Servicing Agreement” means the Servicing Agreement, dated as of October 30, 2013, by and among the Servicer, the Titling Trust and the Issuer.

“Servicing Criteria” means the “servicing criteria” set forth in Item 1122(d) of Regulation AB.

“Servicing Fee” means, for any Collection Period, an amount equal to:

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(i) one-twelfth (1/12) of the product of (a) the Servicing Fee Rate and (b) the Aggregate Receivable Value of the Receivables owned or beneficially owned by the Issuer on the first day of such Collection Period; provided, however, that for the first Collection Period, the Servicing Fee shall be an amount equal to the product of (a) the Servicing Fee Rate and (b) the Aggregate Receivable Value on the Cut-off Date and (c) a fraction equal to (1) the number of days in such Collection Period beginning with the Cut-off Date, divided by (2) 360; plus

(ii) miscellaneous fees and amounts received during such Collection Period.

“Servicing Fee Rate” means 0.75%.

“Servicing Function Participant” means any Person, other than the Servicer, that is performing activities that address the Servicing Criteria, unless such Person’s activities relate only to 5% or less of the Receivables and the related Equipment.

“Servicing Records” means all documents, books, Records and other information (including computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by the Servicer with respect to the related Receivable Assets and the Obligors thereunder.

“Simple Interest Loan” means any Loan under which the portion of a payment allocable to interest and the portion allocable to principal is determined by allocating a fixed level payment between principal and interest, such that such payment is allocated first to the accrued and unpaid interest at the Annual Percentage Rate for such Loan on the unpaid principal balance and the remainder of such payment is allocable to principal.

“Stock” means all shares, options, warrants, membership interests in a limited liability company, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act).

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

“Sub-Servicer” means any Person with whom the Servicer enters into a Sub-Servicing Agreement.

“Sub-Servicing Agreement” means any written contract entered into between the Servicer and any Sub-Servicer pursuant to and in accordance with Section 2.10 relating to the servicing, administration or collection of the Receivables and other Receivable Assets.

“SUBI” means any portfolio of Titling Trust Assets allocated to the Series 2013-2 SUBI or any Other SUBI.

“SUBI Assets” means the Leases and the related Equipment and the other related assets included in the Series 2013-2 SUBI.

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“SUBI Trustee” means Wilmington Trust Company in its capacity as SUBI trustee with respect to the Series 2013-2 SUBI.

“Successor Servicer” is defined in Section 6.2.

“Termination Value” means the “Termination Value” (if any) payable by the Obligor pursuant to the applicable Receivable.

“Titling Trust” means GE TF Trust, a Delaware statutory trust.

“Titling Trust Agreement” means the Amended and Restated Trust Agreement, dated as of April 30, 2012, by and between GE Capital Title Holding Corp., a Delaware corporation, as settlor and initial beneficiary and Wilmington Trust Company, a Delaware trust company, as  UTI trustee, administrative trustee and Delaware trustee, and the Series 2013-2 SUBI Supplement.

“Titling Trust Assets” means, at any time, all assets owned by the Titling Trust at such time.

“Titling Trust Collateral Agency Agreement” means the Amended and Restated Collateral Agency Agreement, dated as of April 30, 2012, by and among the Titling Trust, GE Title Agent, LLC, a Delaware limited liability company, as collateral agent and GE Capital.

“Titling Trust Collateral Agent” means GE Title Agent, LLC, a Delaware limited liability company, as Collateral Agent under the Titling Trust Collateral Agency Agreement, or any other Person designated as collateral agent under that agreement.

“Titling Trust Servicing Agreement” means the Amended and Restated Servicing Agreement, dated as of April 30, 2012, by and between GE Capital, as Servicer and the Titling Trust.

“Transfer Date” means the Business Day preceding the Payment Date.

“Transferor” means CEF Equipment Holding, L.L.C., a Delaware limited liability company, as transferor under the Purchase and Sale Agreement.

“UCC” means, with respect to any jurisdiction, the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in such jurisdiction.

“UTI” means the undivided beneficial interest in all the Titling Trust Assets that were not allocated to the Series 2013-2 SUBI or any Other SUBI.

SECTION 2. Other Interpretive Matters. All terms defined directly or by incorporation in the Agreement shall have the defined meanings when used in any certificate or other document delivered pursuant thereto unless otherwise defined therein. For purposes of the Agreement (including this Annex A) and all certificates and other documents, unless the context otherwise requires: (a) accounting terms not otherwise defined in the Agreement, and accounting terms partly defined in the Agreement to the extent not defined, shall have the respective

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meanings given to them under GAAP; and unless otherwise provided, references to any month, quarter or year refer to a fiscal month, quarter or year as determined in accordance with GE Capital fiscal calendar; (b) terms defined in Article 9 of the UCC and not otherwise defined in such Agreement are used as defined in that Article; (c) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (d) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such Agreement (or such certificate or document); (e) references to any Section, Schedule, Annex or Exhibit are references to Sections, Schedules, Annexes and Exhibits in or to such Agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (f) the term “including” means “including without limitation”; (g) references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; (h) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (i) references to any Person include that Person’s successors and assigns; and (j) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

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